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                                                                     EXHIBIT 4.1

                              XRAYMEDIA.COM, INC.
                             PERFORMANCE STOCK PLAN

     1.   Purpose. The purpose of this Plan is to provide additional incentives
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to key employees, officers, directors and consultants of Xraymedia.com, Inc, and any of its subsidiaries, thereby helping to attract and retain the best available personnel for positions of responsibility with those corporations and otherwise promoting the success of the business activities of such corporations.

     2.   Definitions.  As used herein, the following definitions apply:
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          2.1  "Award" means the grant of a Performance Share under the Plan, whether singly or in combination, to the Participant by the committee pursuant to such terms, conditions, restrictions and limitations, if any, as the committee may establish by the Award Agreement or otherwise.

          2.2 "Award Agreement" means a written agreement with respect to an Award between the company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

          2.3  "Board" means the Board of Directors of the Employer.

          2.4  "Code" means the Internal Revenue Code of 1986, as amended.

          2.5  "Common Stock" or "Shares" means the Employer's common stock.

          2.6 "Committee" means the Board or the Committee appointed by the Board in accordance with Section 4.1.

          2.7 "Company or "Employer" means Xraymedia.com, Inc., a Minnesota corporation.

          2.8 "Employee" means any person employed by or serving as an employee, consultant, officer or director of the Employer that is hereafter organized or acquired by the Employer.

          2.9 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

          2.10 "Participant" means an officer or key employee of the Company or its subsidiaries selected by the committee to participate in the Plan..

          2.11 "Plan" means this Performance Stock Plan.

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          2.12 "Performance Goals" or "Targets" means the performance criterion or criteria established by the Committee, pursuant to Section 6.

          2.13 "Performance Period" means that period established by the committee at the time Performance shares are granted, provided that a Performance Period shall be a minimum of one-year.

          2.14 "Performance Share" means any grant pursuant to Section 6 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the committee shall establish at the time of such grant or thereafter.

     3.   Stock Subject to Awards.
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          3.1  Number of Shares Reserved. The maximum number of shares that may
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be granted under the Plan is Three Million Three Hundred Thousand (3,300,000)
shares of Common Stock of the Employer, subject to adjustment as provided in
Section 10. During the term of this Plan, the Employer will at all times reserve and keep available a sufficient number of shares of its Common Stock to satisfy the requirements of the Plan.

          3.2 The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with government authorities and the Exchanges to make shares of the Common Stock available for issuance pursuant to the Awards.

          3.3 Common Stock related to Awards that are forfeited or otherwise terminated, or are settled in a manner such that all or some of the Shares covered by an Award are not issued to a Participant (other than an exchange for cash or other property of comparable value) shall immediately become available for Awards hereunder. If an Award is exchanged for cash or other property of comparable value, the Common Stock related to the Award will be deducted from the Shares available for Awards hereunder.

     4.   Administration of the Plan.
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          4.1  The Committee. The Board administers the Plan directly, acting as a Committee of the whole, or if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting of at least three Board members, at least two of whom must be Nonemployee Directors. All references in the Plan to the "Committee" are to such separate Committee, if any is established, or if none is then in existence, then to the Board as a whole. Once appointed, any such Committee must continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies (however caused). At all times, the Board has the power to remove all members of the Committee and thereafter to directly administer the Plan as a Committee of the whole.

                              XRAYMEDIA.COM, INC.
                            PERFORMANCE STOCK PLAN
                                  Page 2 of 8
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          4.2  Meetings; Reports. The Committee shall select one of its members as chairman, and hold meetings at such times and places as the chairman or a majority of the Committee may determine. All actions of the Committee must be either by (i) a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting. At least annually, the Committee must present a written report to the Board indicating the Employees to whom Shares have been Awarded since the date of the last such report, and in each case the date or dates of Shares granted, and the number of Shares granted.

          4.3 Powers of the Committee. Subject to all provisions and limitations of the Plan, the Committee has the authority and discretion to:

               (a) Determine the Employees to whom Shares are to be granted, the times of grant, and the number of Shares to be represented by each Award;

               (b)  Determine the price at which Shares are granted.

               (c) Determine all other terms and conditions of each Award under the Plan (including specifying the terms and conditions upon which Shares become vested), which need not be identical;

               (d)  Modify or amend the terms of any previous Award;

               (e)  Interpret the Plan;

               (f) Authorize any person or persons to execute and deliver Award Agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the Award of Shares by the Committee; and

               (g) Make all other determinations and take all other actions that the Committee deems necessary or appropriate to administer the Plan in accordance with its terms and conditions.

          4.4 Final Authority; Limitation of Liability. The Committee's decisions, determinations and interpretations are final and binding on all persons, including all Awardees and any other holders or persons interested in any Shares, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board may be held liable for any action or determination made in good faith with respect to the Plan or any Award.

     5.   Eligibility; Limitation of Rights. Shares may be Awarded only to
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Employees whom the Committee, in its discretion, determines to be key Employees.
The Award of Shares under the Plan is entirely discretionary with the Committee, and the adoption of the Plan does not confer upon any Employee any right to receive any Shares unless and until granted by the Committee, in its sole discretion. Neither the adoption of the Plan nor the Award of any Shares shall confer on any Employee or Awardee any right to continued employment, nor shall the same

                              XRAYMEDIA.COM, INC.
                            PERFORMANCE STOCK PLAN
                                  Page 3 of 8
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interfere in any way with the Employee's right or that of the Employer to terminate the Employee's employment at any time.

     6.   Awards.
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          6.1  Awards under the Plan consist of Performance Shares. Awards of
Performance Shares may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). All Awards under the Plan must be (i) approved in advance by the Committee; and (ii) documented in a written Award Agreement in such form as the Committee approves from time to time. All Award Agreement must comply with, and are subject to the following terms and conditions.

          6.2 The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. Performance Goals will be established by the Committee not later than 90 days after the commencement of the Performance Period relating to the specific Award. At the end of the Performance Period, the Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. Award payment in respect of Performance Shares made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional Shares being available for reissuance pursuant to Section 3 hereof.

          6.3 Adjustments. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided, that such adjustment is permitted by Section 162(m) of the Code.

          6.4 Additional Terms And Conditions. The Committee may, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan or applicable laws.

     7.   Deferrals and Settlements. The Committee may require or permit
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Participants to elect to defer the issuance of Shares or the settlement of
Awards in cash as set out in any Award Agreement or under such administrative policies as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

                              XRAYMEDIA.COM, INC.
                            PERFORMANCE STOCK PLAN
                                  Page 4 of 8
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     8.   Termination of Employment. Upon the termination of employment by a
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Participant, any deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award, except that the Committee may, in its discretion, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either: (i) not adverse to such Participant; or (ii) consented to by such Participant.

     9.   Transferability. Awards granted under the Plan shall not be
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transferable or assignable other than: (i) by will or the laws of descent and distribution; (ii) by gift or other transfer of an Award to any trust or estate in which the original Award recipient or such recipient's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (iii) pursuant to a qualified domestic relations order (as defined by the Code). However, any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement.

     10.  Adjustments upon Changes in Capitalization.
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          10.1 Subject to any required action by the shareholders of the
Employer, the number of shares of Common Stock covered by each outstanding Award and the number of shares of Common Stock available for grant of additional Shares, must be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Employer; provided, however, that conversion of any convertible securities of
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the Employer will not be deemed to have been "effected without receipt of consideration."

          10.2 Any adjustments as a result of a change in the Employer's capitalization will be made by the Committee, whose determination in that respect is final, binding. Except as otherwise expressly provided in this Section10, no Participant shall have any rights by reason of any stock split or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock. Except as otherwise expressly provided in this Section10, any issue by the Employer of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect the number of shares or price of Common Stock subject to any Award, and no adjustments in Awards shall be made by reason thereof. The grant of Shares under the Plan does not in any way affect the right or power of the Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure.

                              XRAYMEDIA.COM, INC.
                            PERFORMANCE STOCK PLAN
                                  Page 5 of 8
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     11.  Conditions Upon Issuance of Shares.
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          11.1 Shares of Common Stock may not be issued with respect to an Award under the Plan unless the issuance and delivery of such shares pursuant thereto complies with all applicable provisions of law, including, applicable federal and state securities laws.

          11.2 As a condition to the Award of Shares, the Employer may require the person receiving Shares to represent and warrant at the time of receipt that the shares of Common Stock are being acquired only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for the Employer, such a representation is required by any relevant provisions of law.

     12.  Merger, Sale of Assets, Etc. In the event of the merger or
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reorganization of the Employer with or into any other corporation, or in the event of a proposed sale of substantially all of the assets of the Employer, or in the event of a proposed dissolution or liquidation of the Employer (collectively, "sale transaction") all outstanding Awards shall be deemed earned at the commendable Performance Goal level. All amounts deferred pursuant to
Section 7 and any accrued interest thereon shall be paid in cash within 10 days of the sale transaction before the date of closing of any sale transaction or such earlier date as the Committee may fix.

     13.  Tax Compliance. The Employer, in its sole discretion, may take any
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actions that it reasonably believes to be required in order to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the grant or exercise of Shares, including, but not limited to: (i) withholding from any Participant a number of shares of Common Stock having a fair market value equal to the amount required to be withheld by Employer under applicable tax laws, and (ii) withholding from any form of compensation or other amount due a Participant any amount required to be withheld by Employer under applicable tax laws. Withholding or reporting is considered required for purposes of this Section 13 if any tax deduction or other favorable tax treatment available to Employer is conditioned upon such reporting or withholding.

     14.  Dividends. Upon issuance of Performance Shares earned under the Plan,
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the Company also shall pay to the Participant an amount equal to the aggregate amount of dividends that the Participant would have received had the Participant been the owner of record of such earned Performance Shares during the Performance Period.

     15.  Term of the Plan. The Plan is effective on the earlier of (i) the date
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of adoption of the Plan by the Board; or (i) the date of shareholder approval, as required under Section 17. Unless sooner terminated as provided in Section 16, the Plan will terminate on the tenth (10th) anniversary of its effective date. Shares may be granted at any time after the effective date and prior to the date of termination of the Plan.

     16.  Amendment; Early Termination. The Board may terminate or amend the
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Plan at any time and in such respects as it deems advisable, although no amendment or termination would affect any previously-granted Awards, which would remain in full force and effect notwithstanding

                              XRAYMEDIA.COM, INC.
                            PERFORMANCE STOCK PLAN
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any amendment or termination of the Plan Shareholder approval of any amendments to the Plan must be obtained whenever required by applicable law(s).

     17.  Shareholder Approval. Continuance of the Plan is subject to approval
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of the Plan by affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Employer at a duly convened meeting of the shareholders of the Employer, which approval must occur within twelve (12) months before or after the date of adoption of the Plan by the Board.

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                              XRAYMEDIA.COM, INC.
                            PERFORMANCE STOCK PLAN
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                            CERTIFICATE OF ADOPTION
                            -----------------------

         I certify that the foregoing plan was adopted by the Board on _____________________ 2000, and approved by the Employer's shareholders on
____________, 2000.


                                    _______________________________________
                                    [Name]
                                    Secretary
                                    Xraymedia.com, Inc.

                              XRAYMEDIA.COM, INC.
                            PERFORMANCE STOCK PLAN
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